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                                                                      EXHIBIT 99

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         Investor Release
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FOR IMMEDIATE RELEASE                     FOR MORE INFORMATION CONTACT:
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06/17/02                                  Investors:  Mary Healy, 630-623-6429
                                          Media:   Anna Rozenich, 630-623-7316

                      McDONALD'S SECOND QUARTER 2002 UPDATE

OAK BROOK, IL - Jack Greenberg, Chairman and Chief Executive Officer, noted, "We expect McDonald's second quarter 2002 earnings per share to be $.38 to $.39, compared with $.34 in 2001.(1) For the year, we expect annual earnings per share to be in the range of $1.47 to $1.52, excluding charges in the first quarter.(2) Including the charges, we expect annual earnings per share to be $1.36 to $1.41. These expectations reflect a foreign currency translation impact of neutral to up 1 cent for the second quarter and neutral to up 2 cents for the year."

     McDonald's Systemwide sales for the first two months of second quarter 2002 were $6.9 billion, up 1 percent in constant currencies(3) over the same period last year. Through year-to-date May, Systemwide sales were $16.6 billion, up 3 percent in constant currencies over the same period last year. We expect constant currency Systemwide sales to increase in mid-single digits for the year.

     Greenberg also commented, "Our European business is performing well. In constant currencies, European sales increased 9 percent for the first two months of the second quarter and 10 percent through year-to-date May, compared with the same periods last year. We are pleased with the progress in Europe and expect its constant currency sales and operating income to increase in high-single digits in the second quarter. For the year, Europe's constant currency sales are expected to increase in high-single digits while its constant currency operating income is expected to increase in high-single to low-double digits (excluding special charges of $45.8 million in 2001).(4)

     "In the U.S., sales grew 1 percent for the first two months of the second quarter and 2 percent through year-to-date May. For the second quarter and for the year, we expect U.S. sales to increase in low-single digits and U.S. operating income to increase in mid-single digits. The annual guidance includes $22.0 million of payments to owner/operators in the first quarter 2002 to facilitate a new front counter team service system and excludes special charges of $181.0 million in 2001.(5)

     "Sales in our Asia/Pacific/Middle East/Africa segment (APMEA) continue to be affected by weak economies in several markets. In addition, in Japan, general food safety concerns continue to impact sales, even though McDonald's Japan only uses beef from Australia and New Zealand. APMEA's constant currency sales declined 7 percent for the first two months of the second quarter and 4 percent through year-to-date May. In the second half of the year, we expect improvement in this segment as we face easier comparisons."

     Constant currency sales in Latin America were relatively flat for the first two months of the quarter and through year-to-date May, as the segment continues to be affected by weak economies. Constant currency sales in Canada increased 2 percent quarter-to-date and 1 percent year-to-date May. Partner Brands' sales increased 10 percent quarter-to-date and 12 percent year-to-date May.

     McDonald's is the world's leading food service retailer with more than 30,000 restaurants in 121 countries serving 46 million customers each day.

     Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed

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in or underlying our forward-looking statements: the effectiveness of operating initiatives and advertising and promotional efforts, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

     The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(1) The second quarter 2001 earnings per share of $.34 included a $24 million, pre and after tax, asset impairment charge in Turkey. Excluding the charge, second quarter 2001 earnings per share would have been $.35.

(2) The charges excluded from the guidance of $1.47 to $1.52 include a first quarter 2002 non-cash charge of $43 million, pre and after tax ($.04 per share), primarily related to the impairment of assets in Latin America and the closing of underperforming restaurants in Turkey, as a result of continued economic weakness. This guidance also excludes a first quarter 2002 non-cash charge of $99 million after tax ($.07 per share) for the cumulative effect of adopting SFAS 142, "Goodwill and Other Intangible Assets".

(3) Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year monthly average exchange rates.

(4) Europe's results in third and fourth quarters of 2001 included $45.8 million in special charges related to the closing of underperforming restaurants and global change initiatives.

(5) U.S. results in fourth quarter 2001 included $181.0 million in special charges related to the U.S. business reorganization and costs incurred in connection with the theft of promotional game pieces and related termination of a supplier.



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